Exhibit 2.1

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                PURCHASE, SALE AND SERVICING TRANSFER AGREEMENT

                                     AMONG

                         GE CAPITAL CONSUMER CARD CO.,

                     GENERAL ELECTRIC CAPITAL CORPORATION,

                                DILLARDS, INC.

                                      AND

                             DILLARD NATIONAL BANK

                          DATED AS OF AUGUST 7, 2004



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                               TABLE OF CONTENTS

                                                                           Page


ARTICLE I DEFINITIONS.........................................................1

         SECTION 1.1 Definitions of Certain Terms.............................1

         SECTION 1.2 Interpretation..........................................12

ARTICLE II PURCHASE, SALE AND ASSUMPTION.....................................13

         SECTION 2.1 Purchase and Sale of Assets.............................13

         SECTION 2.2 Assumption of Liabilities...............................13

         SECTION 2.3 Excluded Liabilities....................................13

         SECTION 2.4 Purchase Price; Purchase Price Adjustment...............13

         SECTION 2.5 Allocation of Purchase Price............................14

         SECTION 2.6 Third-Party Consents....................................14

ARTICLE III CLOSING; ASSIGNMENT..............................................15

         SECTION 3.1 The Closing.............................................15

ARTICLE IV REPRESENTATIONS OF THE PARTIES....................................15

         SECTION 4.1 Representations of the Parent and the Bank..............15

         SECTION 4.2 Representations of the Purchaser........................20

         SECTION 4.3 No Other Representations or Warranties..................23

ARTICLE V COVENANTS..........................................................23

         SECTION 5.1 Conduct of Business.....................................23

         SECTION 5.2 Certain Changes.........................................23

         SECTION 5.3 Access and Confidentiality..............................24

         SECTION 5.4 Reasonable Efforts; Other Filings.......................25

         SECTION 5.5 Additional Instruments..................................26

         SECTION 5.6 Non-Solicitation........................................26

         SECTION 5.7 Credit Card Mark; Branding..............................26

         SECTION 5.8 Notice to Cardholders...................................27

         SECTION 5.9 Cooperation in Obtaining Approval and Consents..........27

         SECTION 5.10 Post-Closing Access....................................27

         SECTION 5.11 Cooperation in Litigation..............................28

         SECTION 5.12 Preservation of and Access to Books and Records........28


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                               TABLE OF CONTENTS
                                 (continued)

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         SECTION 5.13 Bulk Sales Law.........................................28

         SECTION 5.14 DAF....................................................29

         SECTION 5.15 Interim Processing.....................................29

         SECTION 5.16 Securitization Transfer Covenant.......................29

ARTICLE VI TAX AND EMPLOYEE MATTERS..........................................29

         SECTION 6.1 Taxes...................................................29

         SECTION 6.2 Employees...............................................30

         SECTION 6.3 Certain Obligations of the Purchaser....................31

ARTICLE VII CONDITIONS.......................................................32

         SECTION 7.1 Conditions to Each Party's Obligations to Effect
                       the Purchase and Assumption...........................32

         SECTION 7.2 Conditions to Obligations of the Purchaser..............34

         SECTION 7.3 Conditions to Obligations of the Parent and the Bank....35

ARTICLE VIII TERMINATION.....................................................35

         SECTION 8.1 Termination.............................................35

         SECTION 8.2 Effect of Termination...................................36

ARTICLE IX SURVIVAL; INDEMNIFICATION.........................................36

         SECTION 9.1 Survival................................................36

         SECTION 9.2 Indemnification by the Parent and the Bank..............36

         SECTION 9.3 Indemnification by the Purchaser........................37

         SECTION 9.4 Notice, Settlements and Other Matters...................37

ARTICLE X MISCELLANEOUS......................................................39

         SECTION 10.1 Notices................................................39

         SECTION 10.2 Expenses...............................................40

         SECTION 10.3 Successors and Assigns.................................41

         SECTION 10.4 Entire Agreement; Amendment; Waiver....................41

         SECTION 10.5 Counterparts...........................................41

         SECTION 10.6 Governing Law..........................................41

         SECTION 10.7 Waiver of Jury Trial...................................41

         SECTION 10.8 Severability...........................................42

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                               TABLE OF CONTENTS
                                 (continued)

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         SECTION 10.9 No Petition............................................42

         SECTION 10.10 Public Announcement...................................42

         SECTION 10.11 Third-Party Beneficiaries.............................42

         SECTION 10.12 Post-Closing Amounts Received and Paid................42

         SECTION 10.13 Further Assurances....................................42



SCHEDULES AND ANNEXES

Schedule A Contracts
Schedule B Form of Closing Statement
Schedule C Personal Property
Schedule D Securitization Documents
Schedule E Write-Off Policy
Schedule F Allocation of Purchase Price
Schedule G Non-Solicitation Schedule
Schedule H Third Party Consents Required for Closing
Schedule I Indemnification
Schedule J Interim Servicing

Annex A  Form of Program Agreement
Annex B  Form of Instrument of Assignment and Assumption
Annex C  Form of Lease Agreement
Annex D  Form of Required Amendments
Annex E  Form of Securitization Transfer Agreement


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          PURCHASE, SALE AND SERVICING TRANSFER AGREEMENT, dated as of August
7, 2004 (this "Agreement"), among Dillards, Inc., a Delaware corporation (the "Parent"), Dillard National Bank, a national banking association (the "Bank"), GE Capital Consumer Card Co., a federal savings bank (the "Purchaser"), and General Electric Capital Corporation, a Delaware corporation (the "Purchaser Parent").

                                   RECITALS

          WHEREAS, the Parent is, among other things, (i) engaged in the business of selling merchandise through retail stores and by other means and
(ii) directly and indirectly through certain of its Subsidiaries, including the Bank, engaged in the Business (as defined herein);

          WHEREAS, the Dillard Credit Card Master Trust I was formed pursuant to that certain Amended and Restated Pooling and Servicing Agreement, dated as of June 28, 2000, as amended and/or supplemented through the date of this Agreement and as it may be further amended and/or supplemented through the Closing Date to the extent permitted by this Agreement, including all series supplements thereto (the "Pooling and Servicing Agreement"), by and among Dillard Asset Funding Company, a Delaware business trust ("DAF"), as transferor, the Bank, as servicer, and JPMorgan Chase Bank, as trustee;

          WHEREAS, pursuant to this Agreement, the Parent and the Bank desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers (as defined below), the Acquired Assets (as defined below) used in the Business pursuant to the terms contained and in the manner described herein;

          WHEREAS, on the date hereof, the Parent and the Purchaser are entering into a Program Agreement (the "Program Agreement") in the form attached hereto as Annex A, to become effective as of the Closing under this Agreement, that provides for, among other things, the issuance of Dillard proprietary cards, the issuance of existing and new credit related products to be developed with the Purchaser, the processing and servicing of the related accounts, and the conduct of related marketing activities; and

          WHEREAS, simultaneously with the Closing under this Agreement, the Sellers, the Purchaser and certain of their respective Affiliates desire to enter into other agreements in connection with the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the premises, and of the mutual representations and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          SECTION 1.1 Definitions of Certain Terms. (a) In this Agreement, the following terms are used with the meanings assigned below:

          "Account" means, as of the Cut-Off Time, any account identified by name and account number under which a purchase or credit transaction may be or has been

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     made by a Cardholder by means of a Credit Card, which is
     recorded as an Account on the computer system of the Service Provider or the Sellers' internal processing system, and for which an Account Agreement is in effect as of the Closing Date, including any such account that is a Written-Off Account.

          "Account Agreement" means an agreement (including related disclosure) between the Bank, Parent or its Affiliates and a Person or Persons under which Accounts are established and pursuant to which Credit Cards are issued to or on behalf of such Person or Persons, as such agreement may be amended, modified or otherwise changed from time to time (including pursuant to change of terms notices).

          "Accrued Interest" means the aggregate amount of all finance charges that were accrued and earned, but not posted on the Accounts as of the Cut-Off Time.

          "Acquired Assets" means all right, title and interest of the Sellers in and to the following assets and properties, except to the extent they constitute Excluded Assets:

               (1) the Accounts and the Gross Receivables (other than Securitization Receivables) accrued as of the Cut-Off Time related to the Accounts;

               (2) the applications for Accounts pending and solicitations for Accounts outstanding;

               (3) the Account Agreements, the Cardholder List and the Master File;

               (4) the Securitization Assets;

               (5) the Assigned Contracts;

               (6) the Books and Records;

               (7) the Personal Property;

               (8) the Credit Cards;

               (9) rights, claims, credits, causes of action and rights of set-off against third parties relating principally to the Business or any Acquired Assets; and

               (10) the Scoring Models.

          "Action" means any claim, action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative, in law or in equity, or before any arbitrator or Governmental Authority.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.


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          "Ancillary Agreements" means the Program Agreement, the
     Securitization Transfer Agreement, the Instrument of Assignment and Assumption and the Lease Agreement.

          "Applicable Order" means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any of its property.

          "Assigned Contracts" means the Contracts to the extent used in connection with the Business other than the Securitizations (including all Contracts listed on Schedule A), but excluding intercompany Contracts between the Sellers and any of their Affiliates.

          "Assumed Liabilities" means the following Liabilities of the Sellers (other than Liabilities of the type described in clauses (1) through (5) of the definition of Excluded Liabilities):

               (1) all obligations to Cardholders from and after the Closing Date in respect of Accounts to perform under Account Agreements, including payment of credit balances as of the Cut-Off Time;

               (2) all fees, normal operating assessments and other charges relating to the Accounts that are incurred or accrue on or after the Closing Date;

               (3) all of the obligations of the Sellers, as servicer, originator, transferor, or in any other capacity to the Master Trust and under any Securitization Documents arising from the conduct of the Purchaser or its designee after the Cut-Off Time, including all obligations to accept reassignment of receivables pursuant to the terms of the Pooling and Servicing Agreement;

               (4) all obligations of the Sellers arising under the Assigned Contracts from and after the Closing Date;

               (5) all obligations related to the Employees and employee benefit plans and programs to the extent set forth in Article VI; and

               (6) all Liabilities for Taxes relating to the Business or the Acquired Assets to the extent set forth in Sections 6.1(d) and 6.1(e).

          "Books and Records" means books, records, original documents, files and papers maintained by or for the Sellers, whether in hard copy or electronic format, including those relating to the Master Trust, in each case to the extent within any Seller's control and/or possession and principally used in the Business, other than any relating principally to the Excluded Assets and other than Tax returns or Tax workpapers.

          "Business" means the proprietary Credit Card business relating to the Accounts, including the extension of credit to Cardholders, the servicing of the Accounts (including servicing under the Pooling and Servicing Agreement), billings, collections,


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     processing of Account transactions and the administration of the Accounts and Gross Receivables (including the Securitization Receivables).

          "Business Day" means any day other than a Saturday, a Sunday or a day on which banks located in Arizona, New York or Ohio generally are required or authorized by law or executive order to close.

          "Cardholder" means a Person or Persons (i) to whom a Credit Card is or has been issued by the Bank and in whose name(s) an Account, in connection with which the Credit Card may be used, has been established pursuant to an Account Agreement or (ii) who is authorized to have a Credit Card by a Person described in clause (i).

          "Cardholder List" means a list of the names, addresses, telephone numbers and, taxpayer identification numbers and social security numbers of all Cardholders as of the Cut-Off Time if and to the extent within the possession or control of the Parent or its Affiliates.

          "Code" means the Internal Revenue Code of 1986.

          "Constituent Documents" means the articles of association, articles of incorporation, certificate of incorporation, by-laws and/or other organizational documents, as appropriate, of any Person.

          "Contract" means, with respect to any Person, any agreement, undertaking, contract, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties, is bound and/or subject.

          "Conversion Date" has the meaning assigned to such term in the Program Agreement.

          "Credit Card" means a proprietary card that may be used by the related Cardholder to purchase goods and services at Parent or other Persons authorized by Parent through open-end revolving credit, commonly known as a credit, store or charge card.

          "Cut-Off Time" means 11:59 PM Pacific time on the date immediately preceding the Closing Date.

          "Deductible Amount" has the meaning set forth on Schedule I.

          "De Minimis Claim Amount" has the meaning set forth on Schedule I.

          "Disclosure Schedule" means, with respect to the Sellers or the Purchaser, a schedule delivered to the other party on or before the date of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or covenants contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance

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     or that such item has had or is reasonably expected to result in a
     Material Adverse Effect with respect to the disclosing party or the Business.

          "Eligible Receivables" means all Gross Receivables other than receivables under Written-Off Accounts.

          "Employees" means all full-time and part-time employees of the Sellers or any of their Affiliates (whether or not on vacation, military leave, sick leave, maternity leave, disability or other leave of absence) who are employed principally in connection with the Business, other than those excluded by mutual agreement of the parties hereto.

          "Estimated Closing Statement" means a statement prepared by the Sellers, substantially in the form of Schedule B, showing in reasonable detail the calculation of the Estimated Purchase Price, based on data available as of the close of business on the fifth Business Day preceding the Closing Date.

          "Estimated Purchase Price" means the amount payable by the Purchaser on the Closing Date in accordance with the Estimated Closing Statement.

          "Excluded Assets" means the assets of the Sellers and their Affiliates not being acquired by the Purchaser hereunder, including the following:

               (1) cash and cash equivalents on hand and cash and cash equivalents in bank accounts maintained by the Sellers or any of their Affiliates other than in the Securitization Bank Accounts;

               (2) insurance policies maintained by or for the benefit of the Sellers and all claims accrued thereunder;

               (3) Intellectual Property Rights other than rights to the Cardholder List or the Master File;

               (4) assets of any Seller or any of its Affiliates sold or otherwise disposed of, or otherwise becoming no longer a part of the Business, without violation of this Agreement during the period prior to the Closing Date;

               (5) assets relating to the Seller's employee benefit agreements, plans or other arrangements, except as provided in
          Article VI;

               (6) rights, claims, credits, causes of action, or rights of set-off against third parties not relating principally to the conduct of the Business or the Acquired Assets or which relate principally to an Excluded Liability;

               (7) the national association charter of the Bank, and all licenses, permits or other authorizations of any Governmental Authorities held or used by the Sellers;



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               (8) interests in real property (other than pursuant to the
          Lease Agreement);

               (9) personal property of the Sellers other than the Personal Property;

               (10) all right, title and interest of the Sellers in and to any and all other assets and properties, of any kind whatsoever, that are not principally used in the conduct of the Business as of the Closing Date;

               (11) all customer data relating to customers of the Sellers and their Affiliates (whether or not duplicated in the Cardholder List, the Master File and the Books and Records (all of which constitute Acquired Assets));

               (12) prepaid Taxes, Tax payments due from any of the Sellers' Affiliates, and entitlements to refunds, credits, offsets or other benefits for overpayment of Taxes relating to any period (or portion thereof) prior to the Closing Date;

               (13) Loan loss reserves; and

               (14) Intercompany Contracts between the Sellers and any of their Affiliates.

          "Excluded Liabilities" means Liabilities of the Sellers (or any of their respective predecessors), other than the Assumed Liabilities, of any kind whatsoever, whether presently in existence or arising hereafter, including:

               (1) Except as provided in Sections 6.1(d) and (e), all Liabilities for Taxes with respect to the Business, the Acquired Assets or the Master Trust for any period (or portion thereof) prior to the Closing Date;

               (2) Liabilities that result from an act, or failure to act, by any of the Sellers prior to the Closing Date that relate to any claims by any current, former or putative employee of any of the Sellers or any Employee, whether or not such claims are brought prior to, on or after the Closing Date, and, except to the extent provided in Article VI, Liabilities relating to employee benefits (including any accrued vacation benefits) or compensation arrangements existing prior to the Closing Date, including Liabilities under any of the employee benefit agreements, plans or other arrangements of the Sellers or in connection with workers compensation or other medical claims made at any time against any of the Sellers with respect to an illness or injury arising prior to the Closing Date;

               (3) the portion of any Liability principally related to an Excluded Asset;

               (4) any Liability of any Seller (or any of its Affiliates) relating to or arising from the operation of the Business at or prior to the Cut-Off Time or from


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          any facts, circumstances or events existing or occurring at or prior to the Cut-Off Time; and

               (5) Liabilities related to the Variable Rate Certificates, Series 1998-1 and 2002-1 (or the transaction documents entered into in connection with the issuance thereof), each to be terminated in accordance with Section 7.1(k).

               "Federal Funds Rate" means the offered rate as reported in The Wall Street Journal in the "Money Rates" section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day.

               "Final Closing Statement" means a statement prepared by the Purchaser, substantially in the form of Schedule B, showing in reasonable detail the Purchaser's calculation of the Purchase Price, based on the Accounts and the Acquired Assets as of the Cut-Off Time.

               "GAAP" means generally accepted accounting principles in the United States.

               "Governmental Authority" means any domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity exercising legislative, judicial, regulatory or administrative functions.

               "Gross Receivables" means all amounts owing (after deduction of credit balances scheduled as of the Cut-Off Time and unapplied cash) to the Sellers or to the Master Trust from Cardholders with respect to Accounts (including outstanding loans, cash advances and other extensions of credit; billed or posted but unbilled finance charges and late charges; Accrued Interest; and any other fees, charges and interest assessed on the Accounts) as of the Cut-Off Time (or, solely with respect to the Estimated Closing Statement, as of the close of business on the fifth Business Day preceding the Closing
          Date).

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

               "Indemnity Cap Amount" has the meaning set forth on Schedule I.

               "Instrument of Assignment and Assumption" means the Instrument of Assignment and Assumption in the form attached as Annex B, to be entered into at Closing.

               "Intellectual Property Right" means any intellectual property right, including any trademark, service mark or other source indicator, invention, patent, copyright, trade secret, know-how, and any registration or application for registration of any of the foregoing.

                "Interim Servicing Amount" has the meaning set forth on Schedule J.

                "Knowledge" means, with respect to the Sellers, the actual knowledge of the executive officers of the Parent and the Bank who have managerial responsibility for


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          conducting the Business and, with respect to the Purchaser, the actual knowledge of the executive officers of the Purchaser and the Purchaser Parent who have managerial responsibility for the relevant area of the Purchaser's business or operations.

               "Lease Agreement" means the Lease Agreement in the form attached as Annex C, to be entered into at Closing, provided that such Annex shall be amended to provide that the landlord shall indemnify the tenant for pre-Closing environmental liabilities.

               "Liability" means any debt, liability, commitment or obligation, of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise.

               "Lien" means, with respect to any property, any lien, security interest, mortgage, pledge, charge or encumbrance relating to that property, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

               "Master File" means the master file maintained by the Sellers and the Service Provider with respect to the Accounts, including identification and other customer data and Account information, the names and addresses of Cardholders with respect to the Accounts and any and all Account adjustments made by or on behalf of the Sellers.

               "Master Trust" means the Dillard Credit Card Master Trust I.

               "Material Adverse Effect" means:

               (a) With respect to the Business, a material adverse change in, or a material adverse effect upon, the results of operations or financial condition of the Business, taken as a whole, excluding any effect or change attributable to or resulting from (1) events, conditions or occurrences in economic, business or financial conditions generally affecting the credit card services, consumer credit business, or banking industry, (2) financial market conditions, including interest rates or changes therein, (3) changes in laws, GAAP or regulatory accounting principles, (4) any action, omission, change, effect, circumstance or condition contemplated by this Agreement, or attributable to the signing and announcement of this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements or (5) any actions or omissions required by the terms of this Agreement or the Ancillary Agreements; and

               (b) With respect to the Sellers or the Purchaser, a material impairment of the ability of the relevant Person or Persons to perform its or their material obligations under this Agreement.

               "Permissible Liens" means (a) with respect to those Acquired Assets that are Personal Property, restrictions or imperfections of title that do not materially detract from the value or impair the use of any Acquired Asset and (b) Liens for taxes,


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          assessments and other governmental charges or levies not yet due or which are being contested in good faith by appropriate action.

               "Person" means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

               "Personal Property" means the tangible assets listed on Schedule C.

               "Premium" means the amount designated as the premium on the Final Closing Statement, determined in accordance with Schedule B.

               "Previously Disclosed" means, with respect to the Seller or the Purchaser, information set forth in a Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or covenants.

               "Purchase Price" means the purchase price payable in accordance with the Final Closing Statement, as finally determined in accordance with Section 2.4.

               "Rating Agency Condition" has the meaning specified in the Pooling and Servicing Agreement.

               "Requirement of Law" means, with respect to any Person, any law, ordinance, statute, treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case binding on that Person or any material amount of its property.

               "Required Amendments and Confirmations" means all amendments to the Securitization Documents (in the form set forth on Annex D, subject to changes required by any rating agency in connection with the transactions contemplated by this Agreement) and the satisfaction of all applicable Rating Agency Conditions and receipt of all other consents required in order to consummate the transactions contemplated hereby and by the Securitization Transfer Agreement without violation of the terms of any Securitization Document.

               "Requisite Regulatory Approvals" means the consents, registrations, approvals, permits or authorizations referred to in clause (i) of Section 7.1(a).

               "Residual Assets" means all of the assets relating to the Master Trust that are owned by any Seller or any of their Affiliates.

               "Scoring Models" means the customer underwriting scorecard and the customer behavioral scorecard developed on behalf of the Sellers relating to the Accounts.


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               "Securitization" means, generally, any transaction in which any
          Person transferred loans, other debt instruments or interests therein to a trust, either taking back or selling securities or other similar interests evidencing the ownership of such trust.

               "Securitization Assets" means the collective reference to (i) the Transferor Certificate, as defined in the Securitization Documents, and any other certificate or interest retained by DAF or any other Affiliate of the Parent in the Master Trust; (ii) all interests of the Sellers in the Securitization Bank Accounts; (iii) all interests of the Sellers in and to the Securitization Receivables; and (iv) all other rights and interests under each of the Securitization Documents, including the Servicing Rights, all other cash or proceeds, all other rights arising from certificated or uncertificated securities and interests or rights purchased or retained by a Seller in connection with a Securitization, including repurchase options or similar rights arising in connection with a Securitization.

               "Securitization Assignment and Assumption" means the assignment by the Sellers to the Purchaser (or, in the case of the Transferor Interest, the Purchaser's Assignee) of the Sellers' rights and interests in or relating to, and the assumption by the Purchaser of the Sellers' obligations under or relating to, the Master Trust pursuant to the Securitization Transfer Agreement.

               "Securitization Bank Accounts" means any spread account, reserve account, collection account, principal funding account or other similar accounts created pursuant to the Securitization Documents.

               "Securitization Documents" means the Pooling and Servicing Agreement and the other documents designated as such on
         Schedule D.

               "Securitization Receivables" means, as of any date, the Gross Receivables that have been transferred to the Master Trust and that have not been reassigned to the transferor under the Pooling and Servicing Agreement.

               "Securitization Transfer Agreement" means the Assignment and Assumption Agreement dated as of the Closing Date among DAF, the Purchaser, a special purpose entity that is an affiliate of the Purchaser and the trustee of the Master Trust, in the form attached hereto as Annex E.

               "Sellers" means the Parent, the Bank and DAF.

               "Service Provider" means any data processing service provider used by the Sellers in connection with the Accounts.

               "Servicing Rights" means all rights, privileges and benefits of acting as servicer under the Pooling and Servicing Agreement or that are incidental thereto including: (a) any and all rights to service any Securitization Receivable; (b) all servicing fees or other compensation payable to the servicer under the Pooling and Servicing Agreement with respect to all periods after the Closing; and (c) any late fees, investment income or similar payments or penalties with respect to each Securitization Receivable payable to the servicer.

               "Special Excluded Liabilities" means any Excluded Liabilities that result from an act, or failure to act, by any of the Sellers prior to the Closing Date and (a) that relate to any Action by any Cardholder brought on or after the Closing Date or (b) that arise under any of the Securitization Documents prior to the Closing Date and are asserted on or after the Closing Date.

               "Special Representation" means any representation or warranty set forth in Section 4.1(g) (except with respect to Personal Property set forth on Schedule C).

               "Subsidiary" means, with respect to any Person, any other Person a majority of the outstanding voting securities of which are owned directly or indirectly by such Person.

               "Tax Return" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Tax.

               "Taxes" means (A) any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and (B) any liability of the Sellers for the payment of any amounts of the type described in clause (A) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

               "Transferor Interest" has the meaning assigned to such term in the Pooling and Servicing Agreement.

               "Written-Off Accounts" means all Accounts that (i) have been charged-off or written-off as of the Cut-Off Time or (ii) are eligible for charge off or write-off as of the Cut-Off Time in accordance with the write-off policy attached hereto as Schedule E.

          (b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

            Term                                                     Section
            ----                                                     -------
            Agreement.............................................   Preamble
            Allocation Statement..................................   2.5(a)
            Bank..................................................   Preamble
            Business..............................................   Recitals
            Closing...............................................   3.1(a)
            Closing Date..........................................   3.1(a)
            Confidentiality Agreement.............................   5.3(c)
            Credit Card Marks.....................................   5.7

            DAF...................................................   Recitals
            DSSI..................................................   5.15
            Employee Notification Acts............................   6.2(b)
            Employee Plans........................................   4.1(m)
            Exchange Act..........................................   4.1(e)
            Indemnified Party.....................................   9.4(a)
            Indemnifying Party....................................   9.4(a)
            Losses................................................   9.2
            Parent................................................   Preamble
            Pooling and Servicing Agreement.......................   Recitals
            Program Agreement.....................................   Recitals
            Purchase and Assumption...............................   3.1(a)
            Purchaser.............................................   Preamble
            Purchaser Benefit Plans...............................   6.2(a)
            Purchaser Parent......................................   Preamble
            Purchaser Severance Plan..............................   6.3(d)
            SEC...................................................   4.1(e)
            SEC Documents.........................................   4.1(e)
            Securities Act........................................   4.1(e)
            Transferred Employee..................................   6.2(a)
            Vacation Policy.......................................   6.3(f)

          SECTION 1.2 Interpretation. (a) In this Agreement, unless the context otherwise requires, references to:

          (i) the Preamble or the Recitals, Sections, Annexes or Schedules refer to the Preamble or a Recital or Section of, or Annex or Schedule to, this Agreement;

          (ii) any Contract (including this Agreement) refer to the Contract as amended, modified, supplemented or replaced from time to time;

          (iii) any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;

          (iv) any Governmental Authority include any successor to the Governmental Authority; and

          (v) this Agreement are to this Agreement, the Schedules, the Disclosure Schedule and to the Annexes hereto.

          (b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

          (c) Whenever the word "include," "includes" or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation."

          (d) Unless the context otherwise requires, the word "or" when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase "and/or."

          (e) This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

                                  ARTICLE II
                         PURCHASE, SALE AND ASSUMPTION

          SECTION 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement at the time of the Closing and effective from and after the Closing Date, the Sellers shall sell, convey and assign (or cause their Subsidiaries to sell, convey and assign) to the Purchaser, free and clear of all Liens, except Permissible Liens, the Acquired Assets, and the Purchaser agrees to purchase all such Acquired Assets.

          SECTION 2.2 Assumption of Liabilities. On the terms and subject to the conditions of this Agreement from and after the Closing Date, the Purchaser agrees to assume, pay, defend, discharge and perform as and when due the Assumed Liabilities.

          SECTION 2.3 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and not any Excluded Liabilities. The Excluded Liabilities will be retained by the Sellers.

          SECTION 2.4 Purchase Price; Purchase Price Adjustment. (a) On the second Business Day before the Closing, the Parent, on behalf of the Sellers, will deliver to the Purchaser the Estimated Closing Statement reflecting the Sellers' calculation of the Estimated Purchase Price to be paid by the Purchaser at the Closing.

          (b) Within sixty (60) Business Days after the Closing, Purchaser will deliver to Parent the Final Closing Statement prepared based on the information in the Master File and the other Acquired Assets as of the Cut-Off Time and copies of the Master File as of the Cut-Off Time and all material working papers relating to the Final Closing Statement.

          (c) The Parent shall, within fifteen (15) days after receipt of the Final Closing Statement, advise the Purchaser in writing and in reasonable detail of any inaccuracies it believes were reflected in the Final Closing Statement. In the event no such objection is delivered to the Purchaser within such time period, the Final Closing Statement, as delivered to the Parent, shall be final and binding upon the parties. In the event the Parent delivers such an objection, the Sellers and the Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within thirty (30) days following receipt of the Final Closing Statement by the Parent, then the issues remaining unresolved shall be determined by an independent public accountant mutually acceptable to the Parent and the Purchaser (the "Accountant"). The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement. In making its determination, the Accountant may only consider those items and amounts as to which the Purchaser and the Sellers have disagreed within the time periods and the permitted grounds specified. The Accountant's determination will be conclusive and binding on the Purchaser and the Sellers absent manifest error. The fees of the Accountant will be shared by the Purchaser and the Sellers in proportion to the relative differences between their respective calculations of the Purchase Price and the amount determined by the Accountant.

          (d) If the Estimated Purchase Price exceeds the Purchase Price, then the Parent, on behalf of the Sellers, shall, within five (5) Business Days after the Purchase Price has been finally determined pursuant to Section 2.4(c), pay such excess to the Purchaser, together with interest on such excess for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. If the Estimated Purchase Price is less than the Purchase Price, then the Purchaser shall, within five (5) Business Days after the Purchase Price has been finally determined pursuant to Section 2.4(c), pay such deficiency to pay to the Parent on behalf of the Sellers, together with interest on such deficiency for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. Each party to this Agreement will make available to the other parties, and to the Accountant, its and its accountants work papers, schedules and other supporting data as may be reasonably requested by such party to enable it to verify the amounts set forth in the Final Closing Statement.

          SECTION 2.5 Allocation of Purchase Price. (a) The Purchase Price (including Assumed Liabilities) shall be allocated among the acquired assets as set forth on Schedule F (the "Allocation Statement"), which will be modified appropriately to take into account subsequent adjustments or additional payments which are properly treated as purchase price for US federal income Tax purposes.

          (b) The Purchaser and the Sellers shall report the allocation of the total consideration among the Acquired Assets in a manner consistent with the Allocation Statement and shall act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective Federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury regulations, the Internal Revenue Service or any applicable state or local taxing authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided, however, that the Sellers will not be obligated to litigate any challenge to such allocation of the Purchase Price by a Governmental Authority and shall cooperate, at Purchaser's expense, with Purchaser in litigating any such challenge.

          (c) The Purchaser and the Sellers will promptly inform each other of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.5 and shall to consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

          SECTION 2.6 Third-Party Consents. (a) To the extent that any consent needed to assign to the Purchaser any Assigned Contract has not been obtained on or prior to the Closing Date, this Agreement and any document delivered pursuant hereto will not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a material breach of such Assigned Contract or would give rise to a valid right of termination thereof. If any such third-party consent will not be obtained on or prior to the Closing Date, then the parties will cooperate in entering into alternative arrangements at the Closing pursuant to which the Purchaser would obtain all of the benefits and assume all of the obligations under such Assigned Contract.

          (b) The Purchaser will, and the Parent and the Bank will and will cause DAF to, use commercially reasonable efforts (which for purposes of this Section 2.6 shall not require any payment of money by the Sellers or the Purchaser, except as agreed between them in writing) to seek any required consents to the assignment of the Assigned Contracts which have not been obtained as of the Closing Date, and any required consents to the assignment of the Assigned Contracts which have not been obtained as of the Closing Date, and promptly upon receipt of such consents will effect such assignments.

                                  ARTICLE III
                              CLOSING; ASSIGNMENT

          SECTION 3.1 The Closing. (a) The closing (the "Closing") of the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities hereunder (collectively, the "Purchase and Assumption") will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, on the second Business Day after the last of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than conditions relating solely to the delivery of documents to be dated the Closing Date) has been satisfied or waived in accordance with the terms of this Agreement or at such other date as the parties hereto jointly designate in writing (the "Closing Date").

          (b) At the Closing, the Purchaser will, and the Parent and the Bank will and will cause DAF to deliver or cause to be delivered to each other instruments of sale, assignment, transfer and conveyance of the Acquired Assets and the Assumed Liabilities, respectively, in substantially the forms set forth in Annexes B, C, D and E, as appropriate, and such other instruments as are necessary or appropriate to reflect any alternative arrangements described in Section 2.6, appropriately executed by the Sellers and the Purchaser.

          (c) At the Closing, the Purchaser will pay the Estimated Purchase Price by initiating a wire transfer of immediately available funds (in U.S. dollars) prior to 11:00 a.m. Eastern time on the Closing Date to an account or accounts specified by the Parent at least one Business Day prior to the Closing Date.

                                  ARTICLE IV
                        REPRESENTATIONS OF THE PARTIES

          SECTION 4.1 Representations of the Parent and the Bank. Except as Previously Disclosed, the Parent and the Bank jointly and severally represent to the Purchaser as follows:

          (a) Existence and Authority. The Bank is a national banking association, validly existing and in good standing under the laws of the United States of America. Each other Seller is duly organized and validly existing under its jurisdiction of organization. Each Seller has the requisite power and authority to own the Acquired Assets and to carry on the Business as currently conducted, and is duly qualified to do business in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of the Business requires such qualification, except for any failure to have such authority or be so qualified that would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers.

          (b) Authorization and Validity. Each Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. Each of this Agreement and each Ancillary Agreement has been duly authorized by each Seller party thereto. This Agreement has been duly executed and delivered by each Seller and each Ancillary Agreement has been, or shall have been at the Closing Date, duly executed and delivered by each Seller party thereto. Assuming that this Agreement has been, and that the Ancillary Agreements have been or will be on or prior to the Closing Date duly authorized, executed and delivered by the Purchaser, this Agreement is, and the Ancillary Agreements are or will be at the Closing Date, the legal, valid and binding obligations of the Sellers party thereto, enforceable against such Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

          (c) Governmental and Third-Party Consents. No notices, reports or other filings are required to be made by the Sellers with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Sellers from, any Governmental Authority or any other third party in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Sellers or the consummation by them of the transactions contemplated by this Agreement or the Ancillary Agreements, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain which would not have a Material Adverse Effect on the Business or the Sellers.

          (d) No Conflicts. The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements do not, and (subject to obtaining the Previously Disclosed governmental and third-party consents referred to in Section 4.1(c)) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:

                    (i) Breach or violate the Constituent Documents of the
               Sellers;

                    (ii) Breach or violate any Requirement of Law or
               Applicable Order applicable to the Sellers;

                    (iii) Breach, violate or result in a default under the
               terms, conditions or provisions of any Contract of any Seller, or give any third party the right to terminate or cancel any right of any Seller under any Contract of such Seller, or accelerate the performance of its obligations thereunder, in each case where such Contract relates to the Business or is binding upon the Acquired Assets; or

                    (iv) Result in the creation of any Lien on any Acquired
               Asset other than a Permissible Lien (with or without the giving of notice or the lapse of time, or both);

except in each case described in clause (ii), (iii) or (iv), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers.

          (e) SEC Reports. The Master Trust and DAF have each filed with the Securities and Exchange Commission ("SEC") all forms, reports and other documents (including all prospectuses and registration statements) required to be filed by it with respect to all periods commencing on or after January 1, 2002 (the "SEC Documents"). As of their respective filing dates (or effective dates, in the case of prospectuses and registration statements), the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), as applicable, and the rules and regulations of the SEC promulgated thereunder, as modified by SEC staff no-action positions relating to credit card securitizations.

          (f) Absence of Certain Changes.

                    (i) Since December 31, 2003, the Business has been
               conducted in the ordinary course and there has not been any change in the financial condition or results of operations of the Business that has had or would reasonably be expected to have a Material Adverse Effect on the Business or the Sellers.

                    (ii) Set forth on Schedule E hereto is a true and complete copy of the write-off policy of each of the Sellers as in effect on March 1, 2004. Since March 1, 2004 (A) the Accounts and Gross Receivables have been underwritten, established, administered, serviced, collected, terminated and charged-off in the ordinary course consistent with Sellers' past practice, and (B) Sellers have not materially amended, modified or supplemented or otherwise made any material changes to the policies and procedures as in effect on such date.

                    (iii) As of the date hereof, there has been no early
               amortization event or payout event under the Securitization Documents (or any event which, with notice of time or lapse of time or both, would constitute an early amortization event or payout event).

          (g) Title to Properties; Encumbrances. A Seller has good title to or a valid leasehold interest in, or is licensed or otherwise entitled to use, all of the Acquired Assets (other than the Accounts, to which Section 4.1(l) is applicable), free and clear of all Liens other than Permissible Liens.

          (h) Litigation. There are no Actions pending in arbitration or before any Governmental Authority, against a Seller in connection with the Business or any Acquired Asset, or to the Sellers' Knowledge, threatened against any of the Sellers with respect to the Business or Acquired Assets, in each case that would reasonably be expected to have a Material Adverse Effect on the Business or the Sellers.

          (i) Contracts. Except to the extent that any of the following would not have a Material Adverse Effect on the Business or the Sellers, each Assigned Contract is a valid, legally binding agreement of the Seller party thereto and neither such Seller nor, to the Sellers' Knowledge, any other party thereto is in default under the terms of any such Contract. Schedule A sets forth a complete list of all material Contracts primarily related to the Business or the Acquired Assets (other than the Securitization Documents)

          (j) Books and Records. All Books and Records of the Sellers relating to the Business, including personnel files of any Transferred Employee of the Sellers and the Business, have been maintained accurately and in accordance with GAAP (where applicable) and with all Requirements of Law applicable to the Sellers and the Business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers.

          (k) Compliance with Laws. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers:

                    (i) the Sellers are in compliance with all Requirements of
               Law relating to the Business and the Acquired Assets; and

                    (ii) the Sellers are not subject to any capital plan or
               supervisory agreement, order or memorandum between any of them and any Governmental Authority.

          (l) Account Agreements; Accounts; Gross Receivables. Except to the extent that any of the following would not have a Material Adverse Effect on the Business or the Sellers:

                    (i) A Seller is the sole owner of and has good title to
               the Accounts, the Gross Receivables and the Securitization Assets (subject in each case to (i) the rights, claims and interests arising under the Securitization Documents and (ii) prior to the Closing Date, the documents entered into in connection with the Variable Rate Certificates, Series 1998-1 and 2002-1). This Agreement shall, following the Closing Date, and subject to the filing of appropriate financing statements and all required continuations, amendments and replacements thereof, vest in the Purchaser all right, title and interest of the Sellers in and to the Accounts, the Gross Receivables and the Securitization Assets, free and clear of all Liens (but subject in each case to the rights, claims and interests arising under the Securitization Documents).

                    (ii) Each Account Agreement (other than any Account
               Agreement with respect to any Written-Off Account) is a valid and legally binding obligation of each obligor thereunder, including any cosigner, guarantor or surety, in the full amount thereof set forth in the Books and Records of the Business, and is enforceable against such obligors in accordance with its terms, subject to (A) claims and defenses on disputed card transactions asserted by a Cardholder as indicated on the Master File or the Books and Records, (B) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' rights generally and the effect of general equitable principles, and (C) the Soldiers' and Sailors' Civil Relief Act of 1940,
               as amended. Representative forms of Cardholder Agreements are set forth in Section 4.1(l) of the Disclosure Schedule, and those forms contain all material terms of the Cardholder Agreements as in effect as of the date of this Agreement; provided that no representation or warranty is hereby given as to the capacity, authority or any other factor relating to the identity or status of the obligor which may effect the enforceability of the Account Agreement to which it is party.

                    (iii) Each Gross Receivable is not subject to offset,
               refund, recoupment, reversal, adjustment or any claim or defense by any Person (other than claims or defenses on disputed card transactions and refunds of credit balances, as indicated on the Master File). No Gross Receivable and none of the Accounts related thereto have been reaffirmed by the applicable obligor in connection with or following any bankruptcy, insolvency or similar Action involving such obligor.

                    (iv) Other than the Written-Off Accounts, each Account
               complies with the applicable Account Agreement.

                    (v) All Account applications have been taken and evaluated and applicants notified in a manner that complied with all applicable Requirements of Law.

                    (vi) All Accounts have been originated, maintained and
               serviced in all material respects in compliance with all applicable Requirements of Law.

                    (vii) All disclosures made in connection with the Accounts complied in all material respects with all applicable Requirements of Law.

          (m) Employees.


                    (i) A complete list of each material "employee benefit
               plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and all stock purchase, stock option, severance, employment, stay-pay, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements under which any Employee has any present or future right to benefits sponsored or maintained by the Sellers or any of their Affiliates (such plans, agreements, programs, policies and arrangements, whether or not material, shall be referred to hereinafter collectively as the "Employee Plans") has been Previously Disclosed to the Purchaser. The Sellers have made available to the Purchaser copies of all Employee Plans and all amendments and summary plan descriptions, if applicable, thereto.

                    (ii) None of the Employees is represented in his or her
               capacity as an employee of Sellers by any labor organization, nor have Sellers recognized any labor organization as the collective bargaining agent of any Employees. As of the date hereof, there are no pending proceedings for the certification of a labor union involving any of the Employees or, to Sellers' Knowledge, any union organization activity involving any of the Employees. Sellers are in compliance in all material respects with all laws, regulations and orders relating to the employment of labor with respect to the Business.

          (n) Personal Property. Except as would not have a Material Adverse Effect on the Sellers or the Business, all Personal Property is in satisfactory operating condition to permit its use in the continuing operations of the Business as such operations are presently conducted, subject to normal wear and tear.

          (o) No Brokers or Finders. The Assumed Liabilities do not include, and the Sellers are solely responsible for and shall pay, any Liability incurred by any of them or any of their Affiliates for any financial advisory fees, brokerage fees, commissions or finder's fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements.

          (p) Tax Matters.

                    (i) To the extent any Securitizations are outstanding at
               the Cut-Off Time, no elections have been made to treat any Securitizations, or parts thereof, as "financial asset securitization investment trusts" within the meaning of Section 860L(a) of the Code.

                    (ii) With respect to the Securitizations: (A) the Master
               Trust is not an association taxable as a corporation, a publicly traded partnership or a taxable mortgage pool, for U.S. federal income Tax purposes; (B) no employer identification number has ever been issued to the Master Trust by the Internal Revenue Service; (C) the Master Trust certificates issued to the public and any other securities representing an interest in the Master Trust which was issued to any Person other than Sellers and their Affiliates are properly characterized as indebtedness for federal income Tax purposes; and (D) none of the Sellers has (i) received written notice from any taxing authority asserting a characterization different than those in (A) and (C) hereof or (ii) entered into any agreement with a taxing authority to change the characterization described in (A) and (C) hereof.

          (q) Accuracy of Information. The information contained in the Master File, the Books and Records, and the Cardholder List delivered to Purchaser prior to the date hereof was, and the information contained in the Master File, the Cardholder List and the Books and Records delivered to Purchaser on the Closing Date will be, complete and accurate in all material respects as of the date of delivery and the Cut-Off Time, respectively.

          SECTION 4.2 Representations of the Purchaser. Except as Previously Disclosed, the Purchaser represents to the Sellers as follows:

          (a) Existence and Authority. The Purchaser is a federal savings bank, validly existing and in good standing under the laws of the United States of America, and has the corporate power and authority to carry on its business as now conducted and to acquire and operate the Business. The Purchaser and its deposits are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

          (b) Authorization and Validity. The Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements. This Agreement and each Ancillary Agreement have been duly authorized by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and each Ancillary Agreement has been or shall have been, at the Closing Date, duly executed and delivered by the Purchaser. Assuming that this Agreement has been, and the Ancillary Agreements have been or will be on or prior to the Closing Date, duly authorized, executed and delivered by the Sellers party thereto, this Agreement is, and the Ancillary Agreements will be at the Closing Date, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

          (c) Governmental and Third-Party Consents. No notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Authority or any other third party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain which would not have a Material Adverse Effect on the Purchaser or on the Business following the Closing Date.

          (d) No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not, and (subject to obtaining the Previously Disclosed governmental and third-party consents referred to in Section 4.2(c)) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:

               (i) Breach or violate the Purchaser's Constituent Documents;

               (ii) Breach or violate any Requirement of Law or Applicable Order applicable to the Purchaser;

               (iii) Breach, violate or result in a default under the terms, conditions or provisions of any Contract of the Purchaser, or give any third party the right to terminate or cancel any right of the Purchaser under any such Contract, or accelerate the performance of its obligation thereunder; or

               (iv) Result in the creation of any Lien on the properties or assets of the Purchaser;

except in each case described in clause (ii), (iii) or (iv), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have a

Material Adverse Effect with respect to the Purchaser or on the Business following the Closing Date.

          (e) Absence of Certain Changes. Since December 31, 2003, there has not been any change in the financial condition or results of operations of the Purchaser that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Purchaser or on the Business following the Closing Date.

          (f) Compliance with Laws. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect with respect to the Purchaser or the Business after the Closing Date:

               (i) the Purchaser is in compliance with all Requirements of Law relating to its credit card business; and

               (ii) the Purchaser is not subject to any capital plan or supervisory agreement, order or memorandum between it and any Governmental Authority.

          (g) Servicing Qualifications. The Purchaser is, or as of the Closing Date will be, licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all applicable Requirements of Law, except where the failure to be so qualified would not have a Material Adverse Effect on the Purchaser or the Business or on the ability of the Purchaser to perform its duties as servicer under the Pooling and Servicing Agreement following the Closing Date.

          (h) Financing. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Estimated Purchase Price as required by Section 3.1(c) and to timely pay any other amounts to be paid by it under this Agreement. The Purchaser is not subject to any capital plan or supervisory agreement, order or memorandum between it and any Governmental Authority with jurisdiction over it that could reasonably be expected to affect its ability to consummate the purchase of the Business from the Sellers and fulfill its obligations under this Agreement and the Ancillary Agreements.

          (i) Litigation. There are no Actions pending, in arbitration or before any Governmental Authority, against the Purchaser or any of its assets that would be reasonably expected to have a Material Adverse Effect with respect to the Purchaser or on the Business following the Closing Date.

          (j) No Brokers or Finders. Any liability incurred by the Purchaser or its Affiliates for any financial advisory fees, brokerage fees, commissions or finder's fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements will be borne by the Purchaser.

          (k) Restricted Securities. The Purchaser understands that certain of the Securitization Assets are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to such laws, Purchaser must hold those securities indefinitely unless they are registered with the SEC and qualified by applicable state Governmental Authorities or an exemption from such registration and qualification is available.

          SECTION 4.3 No Other Representations or Warranties. Except as expressly set forth in this Article IV and Article VI or in any of the Ancillary Agreements, neither the Sellers nor the Purchaser have made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Acquired Assets, the Assumed Liabilities or the Sellers, the Business or the Purchaser, respectively.

                                   ARTICLE V
                                   COVENANTS

          SECTION 5.1 Conduct of Business. (a) Except as otherwise contemplated hereby or by the Ancillary Agreements, and except for transactions in the ordinary course of business, until the Closing Date, the Parent and the Bank will, and will cause DAF to, use their respective commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relating to the Business, to keep available the services of required employees of the Business and to preserve beneficial relationships with customers in connection with the Business, following substantially the same material practices and standards, including collection practices and accounting practices for charge-offs and reserves, as in effect on March 1, 2004.

          (b) Except as otherwise contemplated hereby or by the Ancillary Agreements, and except for transactions in the ordinary course of business, until the Closing Date, the Purchaser will use its respective commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relating to its credit card business, to keep available the services of required employees of its credit card business and to preserve beneficial relationships with customers in connection with its credit card business, following substantially the same material practices and standards, including collection practices and accounting practices for charge-offs and reserves, as in effect on the date hereof.

          SECTION 5.2 Certain Changes. Without limiting Section 5.1, and except as otherwise contemplated hereby or by the Ancillary Agreements or required by applicable Requirements of Law, from the date hereof until the Closing Date, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), the Parent and Bank will not, and will cause DAF not to:

          (a) Enter into or amend any Contract except in the ordinary course of the Business consistent with past practice and only to the extent such entry or amendment would not have a Material Adverse Effect;

          (b) Acquire, except in the course of collection, a material amount of assets from any other Person or all or substantially all of the business or assets of any Person if such business or assets would constitute Acquired Assets;

          (c) Increase the compensation or benefits of the Employees, except for (i) increases in the ordinary course of business consistent with past practice or as required by any Contract or Employee Plan or commitment in effect on the date of this Agreement, (ii) new hires and promotions in the ordinary course of business and (iii) payment of stay-pay and similar retention compensation arrangements;

          (d) Change in any material respect its credit and underwriting, posting, collection, charge-off or operating policies and procedures (or the manner of application thereof) with respect to the Business as in effect on March 1, 2004;

          (e) Sell, lease or otherwise dispose of any of the Acquired Assets except (1) in the ordinary course of business consistent with past practice and in transactions that individually or in the aggregate with all such other dispositions would not have a Material Adverse Effect on the Sellers or the Business, (2) in connection with securitizations of receivables arising under the Accounts (provided that the benefits thereof are transferable to the Purchaser at the Closing), including the addition of receivables to the Master Trust, (3) pursuant to the terms of Contracts or commitments existing as of the date hereof or (4) as Previously Disclosed;

          (f) Change any of the Cardholder Agreements;

          (g) Breach or otherwise fail to perform any of their material duties under the Securitization Documents; or

          (h) Agree with any Person or otherwise commit themselves to do any of the foregoing.

If Sellers contemplate taking any of the permitted actions set forth in clauses (a) through (e) above, they shall provide prior notice of such action to Purchaser.

          SECTION 5.3 Access and Confidentiality.

          (a) Until the Closing Date, upon reasonable prior notice and subject to applicable Requirements of Law relating to the exchange of information, the Parent and the Bank will and will cause DAF to, permit the Purchaser and its authorized representatives to have reasonable access, during regular business hours for purposes consistent with this Agreement (including reasonable access to the servicing reports, systems and procedures of the Bank and DAF), to the personnel (including the Employees), properties and financial Books and Records relating to the Business, to the extent that such access does not interfere with the business of the Sellers; provided, that the Purchaser and such representatives comply with the confidentiality obligations contained herein and in the Confidentiality Agreement; and provided, further that the foregoing shall not (1) require the Sellers to permit any inspection, or to disclose any information, that in their reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of the Sellers or their Affiliates unrelated to the Business or violate any obligations of the Sellers to any third party with respect to confidentiality if the Sellers shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (2) require any disclosure by the Sellers that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

          (b) If this Agreement is terminated, the Purchaser, at its own expense, will promptly deliver (without retaining any copies) to the applicable Seller or (at the Sellers' option) confirm in writing to the Sellers that it has completely destroyed, all information furnished to the Purchaser or its representatives by the Sellers or any of their agents, employees or representatives in connection with this Agreement, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by the Purchaser or its representatives that contain or reflect any such information. The Purchaser will cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated by this Agreement.

          (c) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements (including pursuant to clause (a) above) will be held by the Purchaser in accordance with the Confidentiality Agreement between the Purchaser and the Parent (the "Confidentiality Agreement"). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

          (d) The Sellers and their Affiliates shall be entitled to specific performance of the foregoing provisions of this Section 5.3 and the provisions of the Confidentiality Agreement, in addition to any other remedies that they may have at law or in equity.

          SECTION 5.4 Reasonable Efforts; Other Filings. (a) Subject to the terms and conditions of this Agreement, the Purchaser will, and the Parent and the Bank will and will cause DAF to, use commercially reasonable efforts to take, or cause to be taken, all actions and will do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law, so as to permit consummation of the Purchase and Assumption as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and will cooperate fully to that end.

          (b) Without limiting Section 5.4(a), the Parent and Bank will, and will cause DAF to, and the Purchaser will, use reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including taking any action necessary to defend vigorously, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Authority adversely affecting the transactions contemplated by this Agreement or this Agreement, including promptly appealing any adverse court or administrative decision. Each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall consult with the other with respect to the obtaining of such permits, consents, approvals and authorizations and to keep the other apprised of the status thereof. Subject to appropriate confidentiality protections, the Sellers, the Purchaser and the Purchaser Parent shall each furnish to the others such necessary information and reasonable assistance as any of the other parties may request in connection with the foregoing and shall each provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party's Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Each party shall, subject to applicable Requirements of Law, permit counsel for the other party to review in advance any such proposed written communication to any Governmental Authority.

          (c) Without limiting the foregoing, the Parent and Bank will, and will cause DAF to, and the Purchaser will, use reasonable best efforts to obtain the Requisite Regulatory Approvals in time to permit the Closing Date to occur on or before December 31, 2004 or, if the Closing Date has not occurred, as promptly after December 31, 2004 as reasonably practicable. Each of the Parent and the Bank, on the one hand, and the Purchaser, on the other hand further agrees, without any request or demand by the other, to complete all necessary filings related to the Requisite Regulatory Approvals no later than ten (10) Business Days from the execution and delivery of this Agreement and to prosecute actively all such filings and pursue the receipt of each Requisite Regulatory Approval.

          (d) Each of the Parent and Bank, on the one hand, and the Purchaser, on the other hand, agrees to take such actions with respect to the Securitization Assets and Securitization Documents prior to the Closing Date as may be reasonably necessary to obtain ratings confirmations from the rating agencies in connection with the assumption by the Purchaser and the Purchaser's Assignee of the roles of servicer and transferor, respectively, thereunder.

          (e) The Purchaser will promptly notify the Sellers in writing, and the Parent and the Bank will and will cause DAF to promptly notify the Purchaser in writing, upon (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder, or (ii) receiving any notice from any Governmental Authority of its intention to (A) institute an Action to restrain or enjoin the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder or (B) nullify or render ineffective this Agreement or the Ancillary Agreements if such transactions are consummated.

          (f) The filing fees under the HSR Act or any foreign antitrust merger control laws shall be borne by Purchaser.

          SECTION 5.5 Additional Instruments. At the reasonable request of the Parent or the Bank, on the one hand, or the Purchaser, on the other hand, at or after the Closing, the Person receiving such request will promptly execute and deliver, or cause to be executed and delivered, to the requesting party such assignments, bills of sale, assumption agreements, consents and other similar instruments in addition to those required by this Agreement, in form and substance satisfactory to the requesting party, as may be reasonably necessary to carry out or implement any provision of this Agreement or any Ancillary Agreement.

          SECTION 5.6 Non-Solicitation. Except as contemplated by Section 6.2, the Purchaser shall continue to comply with the provisions of the Confidentiality Agreement during the two year period following the Closing Date with respect to the Persons listed in Schedule G. The Sellers and their Affiliates shall be entitled to specific performance of such provisions in addition to any other remedies that they may have at law or in equity.

          SECTION 5.7 Credit Card Mark; Branding. (a) It is expressly agreed that, except for the limited license granted in the Program Agreement, the Purchaser is not purchasing or acquiring any right, title or interest in the name "Dillards" or any variation thereof or any trademarks or service marks of the Sellers or their Affiliates as the Sellers have used prior to the date of this Agreement (or will use or own thereafter) in connection with the Accounts or the Business (collectively, the "Credit Card Marks"). The Purchaser acknowledges that the Sellers or their Affiliates own the Credit Card Marks and goodwill related thereto and symbolized thereby.

          (b) Within sixty (60) days following the Conversion Date, the Purchaser will replace, for active Cardholders, all plastics branded with the Credit Card Marks with new plastics not, except as permitted by the Ancillary Agreements, using any Credit Card Marks.

          SECTION 5.8 Notice to Cardholders. (a) Promptly following the Closing Date, the Purchaser will, and the Parent and the Bank will and will cause DAF to, prepare jointly a form or forms of notice to each Cardholder to the effect that such Cardholder's Account has been acquired by the Purchaser. Such notice shall be in the form approved by both parties, which approval will not be unreasonably withheld or delayed, and will comply with all applicable Requirements of Law. The costs of preparation and mailing of such notices shall be borne by the Purchaser. The mailing shall be made in such manner and at such time as the Sellers and the Purchaser may mutually agree.

          (b) From and after the date of this Agreement and until the Closing, the Purchaser and its Affiliates shall not communicate with the Cardholders (whether by mail, by telephone or otherwise) without the prior written consent of the Sellers.

          SECTION 5.9 Cooperation in Obtaining Approval and Consents. The Purchaser agrees to cause Purchaser Parent or one or more of its Subsidiaries to assume or to join as joint and several indemnitors, and irrevocable and unconditional guarantor and surety of the obligations of the Purchaser (i) to the extent requested by the applicable trustees or rating agencies and any other party whose consent, approval or action is required in connection with transfer of the Securitization Assets and related Liabilities of the Sellers and (ii) with respect to any Assumed Liabilities.

          SECTION 5.10 Post-Closing Access. The Purchaser will upon reasonable notice afford to the Sellers, their Affiliates and their representatives reasonable access (including the right to copy), without charge, during normal business hours, to the Acquired Assets, the Books and Records relating thereto, the Transferred Employees (to the extent then employed by the Purchaser or any of its Affiliates) and any third party who maintains or controls any of the foregoing for the Purchaser or its Subsidiaries, all as may be reasonably requested by the Sellers or any Affiliate in order to enable the Sellers to (i) perform any covenants required to be performed under this Agreement and the Ancillary Agreements after the Closing Date by them; (ii) permit the preparation of any Tax Return or other document required to be filed with any Governmental Authority; (iii) respond to any Action by any Governmental Authority or any other Person, including any Cardholder with respect to matters that may constitute Excluded Liabilities; and (iv) permit the processing of or response to any claim made under this Agreement or the Ancillary Agreements, and the Purchaser shall reasonably cooperate with the Sellers, if requested, in connection with the foregoing.

          SECTION 5.11 Cooperation in Litigation. (a) The Purchaser agrees to take commercially reasonable actions necessary to make Transferred Employees who are then employed by the Purchaser and knowledgeable with respect to the matter in question available to the Sellers after the Closing Date with respect to any Action to which a Seller is or becomes a party or is otherwise involved with regard to the Business, commenced after the Closing Date. The Purchaser agrees to use commercially reasonable efforts to provide that any such employees who terminate their employment with the Purchaser or any of its Affiliates and enter into termination agreements or similar agreements, arrangements or understandings, will be obligated to continue to assist the Sellers in the investigation, evaluation or defense of any such matters, whether as consultants, expert witnesses, or otherwise. The Parent and Bank will, and will cause DAF to, jointly and severally, reimburse the Purchaser for reasonable out-of-pocket expenses incurred by the Purchaser in connection with requests by any Seller pursuant to this Section 5.11 (excluding salary and fringe benefits paid to such employees and related direct or indirect overhead).

          (b) The Sellers and the Purchaser shall cooperate, to the extent reasonably requested by the other, in the handling and disposition of any Actions, whether or not listed on the Disclosure Schedules and whether or not pending or threatened prior to the Closing, that arise out of or are related to any event or occurrence with respect to the Business prior to the Closing; provided, however, that the party ultimately responsible for discharging such Action shall have the authority to take such actions as it deems necessary or advisable, in its sole discretion, to discharge such Action, subject, however, to the provisions of this Agreement.

          (c) The Sellers shall be entitled to keep copies of all litigation filings, correspondence, Books and Records and other documentation of any kind that the Sellers reasonably determine are necessary or desirable in connection with its handling and disposition of Actions.

          SECTION 5.12 Preservation of and Access to Books and Records. The Purchaser shall preserve and keep all Books and Records of the Business and all information relating to the accounting, business, financial and Tax affairs of the Business in existence on the Closing Date or that come into existence after the Closing Date but relate to the Business prior to the Closing Date for a period of seven (7) years thereafter, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency, (ii) as may be reasonably necessary with respect to the prosecution or defense of any audit or other Action that is then pending or threatened, or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to Taxes. For a period of four (4) years following the seven (7) year period specified above, if the Purchaser wishes to destroy such records, the Purchaser shall first provide the Sellers the opportunity to take possession of the same.

          SECTION 5.13 Bulk Sales Law. Purchaser hereby acknowledges that Sellers do not intend to comply, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sale or similar Requirement of Law (including the Uniform Commercial Code Bulk Transfer provisions).

          SECTION 5.14 DAF. The Parent shall take all lawful actions to cause DAF to comply with all agreements and covenants applicable to it.

          SECTION 5.15 Interim Processing. After the Closing, the Parent shall cause Dillard Store Services, Inc. ("DSSI") to provide the Purchaser the same services it currently provides to the Bank. Sellers acknowledge and agree that the services referred to in the prior sentence shall be sufficient, when taken together with the Acquired Assets and Assumed Liabilities, and assuming the employment by Purchaser of the current employees of the Business, to permit the Purchaser to conduct the Business following the Closing Date substantially as such Business is currently being conducted. Such services to be provided by DSSI may be terminated by the Purchaser at any time upon 5 business days' notice. DSSI shall not be obligated to provide such services after the later of the Conversion Date and March 31, 2005. The Purchaser shall pay monthly in advance the Interim Servicing Amount per month for such services, with the first such payment to be made on the Closing (appropriately adjusted based on the number of days remaining in such month). If the services are terminated prior to the end of a month, the Parent shall cause DSSI to return a pro rata portion of the monthly fee based on the number of days after termination remaining in such month. The Purchaser shall indemnify and hold harmless DSSI and its Affiliates from any and all Losses arising from the performance of such services, except to the extent any of the foregoing acted with gross negligence or willful misconduct in performing such services.

          SECTION 5.16 Securitization Transfer Covenant. The Purchaser shall make or cause the transferee of the Securitization Assets to make such representations and covenants as shall be required pursuant to the terms of the Securitization Documents in order to effectuate the transfer of the Securitization Assets pursuant to the terms thereof.

                                  ARTICLE VI
                           TAX AND EMPLOYEE MATTERS

          SECTION 6.1 Taxes. (a) Each of the Parent and the Bank hereby represent and warrant to the Purchaser that the Sellers and the Master Trust have timely filed all Tax Returns relating to the Business, the Acquired Assets or the Securitization Receivables that they were required to file on or before the date hereof (taking into account all applicable extensions), and have timely paid all Taxes shown thereon as due and owing. There are no Liens with respect to Taxes upon any of the Acquired Assets or the Securitization Receivables other than with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate action.

          (b) At the requesting party's expense, the parties hereto shall furnish or cause to be furnished to each other, promptly upon reasonable request, any information and assistance relating to the Acquired Assets and the Business as the requesting party deems reasonably necessary in connection with the filing of any Tax Returns, the preparation for any audit by any Taxing authority, the response to any inquiry by a Taxing authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any Taxing authority or any other matter related to Taxes. The Purchaser will, and the Parent and the Bank will and will cause DAF to, cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business prior to the Closing Date.

          (c) Notwithstanding anything in this Agreement to the contrary, all Tax Returns filed by the Sellers for periods ending on or before the Closing Date shall remain the property of the Sellers.

          (d) Notwithstanding anything in this Agreement to the contrary, all excise, sales, use, transfer, documentary, stamp or similar Taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and any recording or filing fees with respect thereto will be borne by the Purchaser. Such Taxes shall not be considered Excluded Liabilities.

          (e) For all purposes of this Agreement, all property and ad valorem Tax liabilities with respect to the Acquired Assets for taxable periods that begin on or before the Closing Date and end after the Closing Date shall be allocated to the Sellers, on the one hand, and to Purchaser on the other hand, on a per diem basis. For Tax Returns with respect to such property and ad valorem Taxes which are due on or prior to the Closing Date, Parent will file or cause to be filed such Tax Returns. For Tax Returns with respect to such property and ad valorem Taxes which are due after the Closing Date, the Purchaser will file or cause to be filed such Tax Returns. The non-filing party shall remit to the party filing such property or ad valorem Tax Returns the portion of such Taxes allocated to such non-filing party

          (f) The Purchaser shall, if the Sellers so request and at the Sellers' expense (for reasonable out-of-pocket costs and expenses), cooperate with the Sellers to file for and obtain any Tax refund that relates to any period prior to the Closing Date.

          SECTION 6.2 Employees. (a) The parties intend that there will be continuity of employment with respect to all of the Employees. It is agreed that prior to, or in connection with, the Closing, the Purchaser shall take no action to cause the Sellers or their Affiliates to terminate the employment of any Employee, and no Seller shall be under any obligation to terminate any Employee prior to or on the Closing Date. The Purchaser shall offer employment to, and will use its best efforts to hire, the Employees effective as of the Closing Date, provided, that each Employee on short- or long-term disability as of the Closing Date shall be offered employment as of the date such Employee actually reports for active employment. The Purchaser will communicate offers of employment in accordance with all applicable Requirements of Law and on a schedule mutually acceptable to the Sellers and the Purchaser. Each Employee who accepts the Purchaser's offer of employment will be a "Transferred Employee" for purposes of this Agreement upon the date such Employee commences employment with the Purchaser or one of its Affiliates. With respect to Employees on short- or long-term disability as of the Closing Date, references to the Purchaser's obligation to make offers of employment as of the Closing Date shall be deemed to refer to the date such Employee reports for active employment with the Purchaser. Except as required by applicable Requirements of Law, as of the Closing Date (or such later date, as applicable for Employees on disability) the Transferred Employees shall cease to accrue further benefits under the Employee Plans and shall commence participation in those employee benefit plans and arrangements maintained by the Purchaser and its Affiliates (including as provided herein). All such

Transferred Employees will be employed commencing on the Closing Date in a position requiring comparable skills and abilities as, and with base salary, or weekly or hourly rate of pay, and cash bonus target or opportunity, which is at least equal to, such Employee's position and pay immediately prior to the Closing Date. Except as otherwise expressly provided in this Article VI, during the twenty-four (24) month period following the Closing Date, the Purchaser will provide the Transferred Employees with benefits under employee benefit plans, programs, and arrangements that are no less favorable, in the aggregate, than the Employee Plans and other employee benefit plans, programs and arrangements provided to such employees by the Sellers and their Affiliates immediately prior to the Closing Date (the "Purchaser Benefit Plans"). The Purchaser shall be liable for any amounts to which any Employee becomes entitled under any benefit or severance policy, plan, agreement, retention letter, arrangement or program set forth on Section 6.3(e) of the Disclosure Schedule, or may be deemed to exist or arise, under any applicable Requirement of Law, as a result of or in connection with the sale of the Acquired Assets and the Business hereunder. Notwithstanding any provision hereof, none of the Purchaser or any of its Affiliates will have any obligation to continue the employment of any Transferred Employee for any period following the Closing Date.

          (b) The Purchaser acknowledges and agrees that for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101 et seq., or any other employee notification mandated by applicable laws (collectively, the "Employee Notification Acts"), any Transferred Employee shall be considered to be an employee of the Purchaser from and after the Closing Date. The Purchaser shall comply with all Employee Notification Acts regarding any terminations of employment of Transferred Employees on or following the Closing Date. Notwithstanding Article IX or any other provision of this Agreement, the Purchaser shall indemnify and defend the Sellers and their Affiliates against all Losses under all Employee Notification Acts with respect to any Transferred Employee, occurring or arising on or after the Closing Date, that may be triggered in connection with this transaction. The Purchaser will have no responsibility to comply with any Employee Notification Acts or liability under this Agreement for any terminations of Employees that occur prior to the Closing Date. The Parent and the Bank will and will cause DAF to provide to the Purchaser on the Closing Date such personnel and benefits files (other than medical records) for any Transferred Employee as may be provided under applicable Requirements of Law without liability to the Purchaser or the Sellers and their Affiliates, and the Purchaser shall provide the Sellers and their Affiliates with reasonable access to such files for up to two years following the Closing Date.

          SECTION 6.3 Certain Obligations of the Purchaser. (a) The Purchaser will recognize each Employee's service with the Sellers and their Affiliates (and any other entity for which any such Seller or Affiliate recognizes service for such purposes) for purposes of eligibility, vesting, benefit commencement and level of benefits (but not benefit accruals under any defined benefit pension plan) under the Purchaser Benefit Plans and for all purposes with respect to severance benefits described in Section 6.3(d).

          (b) Transferred Employees (and their covered dependents) will be given credit under the Purchaser Benefit Plans in which they participate for applicable deductibles, co-payments and out-of-pocket expenses incurred during the portion of the plan year prior to such participation as though such amounts had been incurred in accordance with the terms and conditions of the Purchaser Benefit Plans. All waiting periods and pre-existing condition limitations (if any) under such Purchaser Benefit Plans will be waived for the Transferred Employees.

          (c) The Sellers and their Affiliates will retain the responsibility and liability for payment of all medical, dental, health and disability claims incurred by any Transferred Employee (and their covered dependents) prior to the Closing Date. The Purchaser will be responsible for all medical, dental, health and disability claims incurred by Transferred Employees (and their covered dependents) on or after the Closing Date. For purposes of this paragraph (c), a claim is deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the Transferred Employee became disabled.

          (d) In addition to the Purchaser's obligations under Section 6.2(a), for the twenty-four (24) month period immediately following the Closing Date, the Purchaser will provide severance benefits to all Employees equal to or greater than the benefits determined under the severance plan applicable to comparable employees in the Purchaser Parent's GE Consumer Finance-Americas division (the "Purchaser Severance Plan") including with respect to severance incurred as a result of the transactions contemplated by this Agreement and the Ancillary Agreements. Severance benefits will be payable under the circumstances set forth in the Purchaser Severance Plan.

          (e) The Purchaser shall assume each employment, retirement, severance or other agreement to which any Transferred Employee is a party and under which such Transferred Employee (or any of his or her dependents or beneficiaries) is entitled to current or future compensation or benefits, in each case as set forth on Section 6.3(e) of the Disclosure Schedule, as well as all liabilities and obligations thereunder (and shall release the Sellers and their Affiliates from all liabilities and obligations thereunder).

          (f) With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Employee immediately prior to the Closing Date (the "Vacation Policy"), the Purchaser shall allow such Employee to use such accrued vacation; provided, however, that if the Purchaser deems it necessary to disallow such employee from taking such accrued vacation, the Purchaser shall be liable for and pay in cash to each such Employee an amount equal to such vacation time in accordance with terms of the Vacation Policy; provided, further, that Purchaser shall be liable for and pay in cash an amount equal to such accrued vacation time to any Transferred Employee whose employment terminates for any reason other than "cause" (as defined in Section 6.3(f) of the Disclosure Schedule) prior to the close of business on the last calendar day of the year during which the Closing Date occurs.

                                  ARTICLE VII
                                  CONDITIONS

          SECTION 7.1 Conditions to Each Party's Obligations to Effect the Purchase and Assumption. The respective obligations of the Parent, the Bank and the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following conditions:

          (a) Governmental and Regulatory Approvals. (i) The HSR waiting period shall have expired or have been earlier terminated, applicable bank regulatory approvals shall have been obtained, the applicable approval under the Bank Merger Act shall have been obtained and (ii) all other authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required to effect the transactions contemplated by this Agreement (other than the Requisite Regulatory Approvals) shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Requirements of Law in connection therewith shall have expired or been terminated except to the extent that the failure to obtain any such other approvals or authorizations would not be reasonably expected to have a Material Adverse Effect on the Business, the Purchaser or the Sellers.

          (b) Third Party Consents. The consents and approvals of third Persons set forth in Schedule H shall have been obtained and shall be in full force and effect.

          (c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

          (d) Program Agreement. The Program Agreement shall have been duly executed and delivered by the other party thereto.

          (e) [Reserved]

          (f) Lease Agreement. The Lease Agreement shall have been duly executed and delivered by the other party thereto.

          (g) Instrument of Assignment and Assumption. The Instrument of Assignment and Assumption shall have been duly executed and delivered by the other party thereto.

          (h) Financing Statements. The Sellers shall have executed and delivered UCC-1 financing statements to be filed in the Offices of the Secretaries of State of the states of Arizona and Delaware and any other state necessary to perfect the sale of Receivables purchased pursuant to the terms and conditions hereof.

          (i) Securitization Transfer Agreement. The Securitization Transfer Agreement shall have been duly executed and delivered by the other party thereto and all of the conditions to the effectiveness of the assignment and assumption shall have been satisfied or, where permissible, waived prior to or concurrently with the Closing Date.

          (j) Required Amendments and Confirmations. The Required Amendments and Confirmations shall have been obtained and shall have become effective in accordance with their terms.

          (k) Variable Rate Certificates. Sellers shall have given all notices and satisfied all conditions necessary to pay, and shall have paid in full, the Variable Rate Certificates, Series 1998-1 and 2002-1.

          SECTION 7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following additional conditions:

          (a) Performance of Obligations. The Sellers shall have performed in all material respects all their covenants and agreements set forth in this Agreement, to the extent required at or prior to the Closing Date.

          (b) Representations. The representations of the Sellers set forth in this Agreement shall be true and correct as of (1) the date of this Agreement, and (2) the Closing Date, except that representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, a Material Adverse Effect on the Parent, the Bank or the Business.

          (c) Certificate. The Purchaser shall have received a certificate signed on the Sellers' behalf by an executive officer of the Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

          (d) Securitization Conditions.

               (i) The Purchasers shall have received copies of any Tax Opinions or opinion to the trustee required by the Securitization Documents to be delivered on behalf of Sellers in order to consummate the transactions contemplated hereby.

               (ii) The duty of DAF to file reports under the Exchange Act shall have been suspended and DAF shall have filed a Form 15 with the SEC.

               (iii) Securitization Rights. The Purchaser shall be recognized by the Trustee, as defined in the Securitization Documents, as (i) the servicer with respect to all Servicing Rights and, (ii) the transferee of the Residual Assets.

               (iv) Closing Sets. The Sellers shall furnish to the Purchaser a complete set of closing documents relating to the Master Trust Series 2000-1, the Master Trust Series 2002-2 transactions and any other securitizations of the Sellers, including all amendments, supplements and waivers related thereto.

          (e) Each Seller shall have delivered to the Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under Treasury regulations issued pursuant to
Section 1445 of the Code stating that such Seller is not a foreign person as defined in Section 1445 of the Code.

          SECTION 7.3 Conditions to Obligations of the Parent and the Bank. The obligations of the Parent and the Bank to effect the Purchase and Assumption are subject to the fulfillment or waiver in writing, at or prior to the Closing Date, of the following additional conditions:

          (a) Performance. The Purchaser shall have performed in all material respects all its covenants and agreements set forth in this Agreement to the extent required at or prior to the Closing Date.

          (b) Representations. The representations of the Purchaser set forth in this Agreement shall be true and correct as of (1) the date of this Agreement, and (2) the Closing Date, except that any representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, a Material Adverse Effect on the Purchaser and would not reasonably be expected to have a Material Adverse Effect on the Business following the Closing Date.

          (c) Certificate. The Sellers shall have received a certificate signed on the Purchaser's behalf by an executive officer of the Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

                                 ARTICLE VIII
                                  TERMINATION

          SECTION 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement and the Ancillary Agreements may be abandoned at any time before the Closing Date only:

          (a) By the written consent of the parties hereto;

          (b) By either the Purchaser, the Parent or the Bank, if (i) any approval of a Governmental Authority, the lack of which would result in the failure to satisfy the condition set forth in Section 7.1(a), has been denied by the Governmental Authority, and (ii) in each case such party has no opportunity to cure the fault giving rise to such denial, including through reapplication or appeal;

          (c) By either the Purchaser, the Parent or the Bank, if (i) any permanent injunction or Action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement or the Ancillary Agreements becomes final and nonappealable; (ii) any law or regulation makes consummation of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited; or
(iii) consummation of the transactions contemplated by this Agreement or the Ancillary Agreements would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

          (d) By either the Purchaser, the Parent or the Bank if the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated by

February 28, 2005; provided, however, that neither Purchaser, on the one hand, nor the Parent or the Bank, on the other hand, may terminate this Agreement pursuant to this Section 8.1(d) if its (or one of its Affiliate's) breach of any representation, warranty or covenant contained herein has been the cause of or resulted in the failure to consummate such transactions by such date; or

          (e) By either the Purchaser, on the one hand, or the Parent or the Bank, on the other hand, in the event of a breach or default in the performance by another party (other than any of its Affiliates) of any representation, warranty, covenant or agreement hereunder, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such other party, constitute grounds for the conditions set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as the case may be, not to be satisfied at the Closing Date and (ii) has not been, or cannot be, cured within thirty (30) days after written notice, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party.

          SECTION 8.2 Effect of Termination. If this Agreement is terminated, no party hereto (or any of its Affiliates, directors, officers, representatives or agents) will have any liability or further obligation to any other party to this Agreement, except for (1) obligations which survive termination as expressly provided for in Section 9.1 and (2) liabilities or obligations arising out of or related to any knowing, willful or intentional breach of this Agreement prior to such termination.

                                  ARTICLE IX
                           SURVIVAL; INDEMNIFICATION

          SECTION 9.1 Survival. (a) The representations or warranties of the parties in this Agreement will survive the Closing until April 30, 2006; provided, that the Special Representations and the representations contained in Section 4.1(p) and Section 6.1 shall survive until the expiration of the applicable statute of limitations.

          (b) No agreement or covenant in this Agreement will survive the Closing Date, other than (i) the covenants in Section 5.1 and 5.2 which shall survive until April 30, 2006 and (ii) the covenants set forth in Sections 2.4, 2.5, 2.6, 5.3, 5.5, 5.6, 5.7, 5.8, 5.10, 5.11, 5.12, and 8.2, Article VI, this
Article IX and Article X.

          (c) No claim for indemnification pursuant to this Article IX for breach of any representation, warranty or covenant may be brought after the date on which such representation, warranty or covenant no longer survives; provided, that if any reasonably specific indemnification claim is validly made prior to the termination of the applicable survival period, the indemnifying party's obligation hereunder with respect to such indemnification claim shall survive until such claim has been finally resolved.

          SECTION 9.2 Indemnification by the Parent and the Bank. The Parent and the Bank jointly and severally agree to indemnify the Purchaser and its Affiliates against, and agree to hold each of them harmless from, any and all damage, loss, liability, expense, judgment, settlement, claim, cost or penalty (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any Action and enforcement of any rights of indemnification against any Indemnifying Party or with respect to any appeal) ("Losses") incurred or suffered by the Purchaser or any of its Affiliates arising out of or resulting from, without duplication, (1) any breach of a representation or warranty of the Parent or the Bank contained in this Agreement or in any certificate delivered by the Parent or the Bank pursuant to this Agreement, (2) any breach of an agreement or covenant made by the Parent or the Bank in this Agreement, (3) any failure of the Parent, the Bank or any of their Affiliates to comply with any applicable "bulk sales" or similar Requirement of Law in connection with the consummation of the transactions contemplated hereby or (4) any Excluded Liability. Notwithstanding the foregoing, except for Special Representations, the Purchaser and its Affiliates will not be entitled to indemnity pursuant to clause (1) of this Section 9.2 or in respect of Special Excluded Liabilities:
(i) in respect of any individual Action or individual claim, fact or occurrence or any series of related Actions, claims, facts or occurrences (including any class action), until Losses in respect of such individual or related Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; or (ii) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Purchaser or any of its Affiliates exceeds the Deductible Amount, in which case the Purchaser and its Affiliates shall be entitled to indemnification for the full amount of such Losses in excess of such threshold; provided that, except in respect of any breach of the Special Representations, in no event will Purchaser and its Affiliates be entitled to indemnity for Losses pursuant to clause (1) of this Section 9.2 to the extent that the amount of Losses, in the aggregate, incurred or suffered by the Purchaser or any of its Affiliates exceeds the Indemnity Cap Amount.

          SECTION 9.3 Indemnification by the Purchaser. The Purchaser and the Purchaser Parent jointly and severally agree to indemnify each Seller and each of their respective Affiliates against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by a Seller or any such Affiliate arising out of or resulting from without duplication, (1) any breach of a representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement,
(2) any breach of an agreement or covenant made by the Purchaser in this Agreement, (3) any Assumed Liability or (4) the operation of the Business from and after the Closing. Notwithstanding the foregoing, the Sellers and their Affiliates will not be entitled to indemnity pursuant to clause (1) of this
Section 9.3: (i) in respect of any individual Action or individual claim, fact or occurrence or any series of related Actions, claims, facts or occurrences (including any class action), until Losses in respect of such individual or related Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; or (ii) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Sellers or any of their Affiliates exceeds the Deductible Amount, in which case the Sellers and their Affiliates shall be entitled to indemnification for the full amount of Losses in excess of such threshold; provided that in no event will Sellers or their Affiliates be entitled to indemnity for Losses pursuant to clause (1) of this Section 9.3 to the extent that the amount of such Losses, in the aggregate, incurred or suffered by the Sellers or their Affiliates exceeds the Indemnity Cap Amount.

          SECTION 9.4 Notice, Settlements and Other Matters. (a) A party seeking indemnification pursuant to Section 9.2 or 9.3 (an "Indemnified Party") must give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion or commencement of any Action, in respect of which indemnity may be sought hereunder specifying in reasonable detail the individual items of such Losses including the amount, the date each such item was paid, or properly accrued or arose, and the specific details of the breach of representation, warranty or covenant or other claim or matter to which such item is related. Notwithstanding the foregoing, the failure of the Indemnified Party to furnish the written notice referred to in the preceding sentence in a prompt manner shall not effect its right to indemnification to the extent the Indemnifying Party's right to defend the matter is not materially prejudiced by such failure to give prompt notice. In the event that any third party claim is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such Action or to defend such Action, in each case at its sole cost and expense (subject to the limitations set forth in Section 9.2, if the Sellers are the Indemnifying Party, or
Section 9.3, if the Purchaser is the Indemnifying Party) and with its own counsel. If, within thirty (30) days of receipt from an Indemnified Party of the notice referred to above the Indemnifying Party (i) advises the Indemnified Party in writing that it will not elect to defend, settle or otherwise compromise or pay such Action or (ii) fails to make such an election in writing, the Indemnified Party may (subject to the Indemnifying Party's continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such Action; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such action or claim, all of the Indemnified Party's reasonable costs arising out of the defense, settlement, compromise or payment thereof will be Losses subject to indemnification by the Indemnifying Party (subject to the provisions and limitations of Sections 9.2 and 9.3, as applicable). Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Action. If the Indemnifying Party elects to defend any such Action, the Indemnified Party may participate in such defense with counsel of its choice at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects to assume the defense of (or otherwise elects to negotiate, settle or compromise) any Action as described above, the Indemnified Party will reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense to the extent such costs and expenses do not total an amount indemnifiable pursuant to Section 9.2 or Section 9.3, as applicable.

          (b) The Indemnified Party will have the right to reject any settlement approved by the Indemnifying Party if the Indemnified Party is not fully and unconditionally released from any liability resulting from that claim or is required to pay any costs, expenses or damages to any Person as a result of the Action that are not covered by the indemnity provided herein. The Indemnified Party will not have the right to settle any third party Action without the written consent of the Indemnifying Party if the Indemnifying Party is contesting such Action in good faith and has assumed the defense of such Action from the Indemnified Party or if the period for determining whether or not to assume the defense of such Action from the Indemnified Party has not expired.

          (c) In calculating the amount of any Losses of an Indemnified Party under this Article IX, there will be subtracted the amount of any (1) insurance proceeds (net of Taxes actually incurred), and other than proceeds received through self-insurance or insurance provided by Affiliates of such Indemnified Party) actually received by the Indemnified Party with respect to such Losses and (2) third-party payments actually received by the Indemnified Party with respect to such Losses. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clauses (1) or (2) above, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses. Upon the payment in full of any claim hereunder, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

          (d) Without limitation of their respective rights and obligations as set forth elsewhere in this Article IX, and subject to the procedures for indemnification claims set forth in this Article IX, the Indemnified Party will act in good faith, will use commercially reasonable efforts to mitigate any Losses, will use similar discretion in the use of personnel and the incurring of expenses as the Indemnifying Party would use if they were engaged and acting entirely at their own cost and for their own account, and will consult regularly with the Indemnifying Party regarding the conduct of any Actions or the taking of any action for which indemnification may be sought.

          (e) The Parent, the Bank and the Purchaser agree to treat and report all indemnity payments as additional adjustments to the amount of the total consideration paid for the Acquired Assets for all Tax purposes unless required by applicable Requirements of Law.

          (f) For purposes of this Article IX, all representations and warranties herein shall be read to exclude any materiality or "Material Adverse Effect" qualifiers appearing therein.

          (g) Notwithstanding anything to the contrary contained herein, the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any indirect damages, including consequential, incidental, exemplary or special damages, or punitive damages (except to the extent necessary to reimburse an Indemnified Party for judgments actually awarded to third parties in respect of such types of damages).

          (h) After the Closing Date, other than as provided in Section 2.4 and except with respect to claims based on fraud and/or claims seeking equitable remedies, this Article IX will constitute the Sellers' and the Purchaser's exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement.

                                  ARTICLE X
                                 MISCELLANEOUS

          SECTION 10.1 Notices. All notices and other communications by the Purchaser or the Sellers hereunder will be in writing to the other party and will be deemed to have been duly given when delivered in person, when received via facsimile or overnight courier, or when posted by United States registered or certified mail, with postage prepaid, addressed as follows:

                  if to the Purchaser to:
                  GE Consumer Finance - Americas
                  1600 Summer Street
                  Stamford, Connecticut 06905
                  Attention:  CEO and President

                  Facsimile:  (203) 585-6103

                  with a copy to:

                  GE Consumer Finance - Americas
                  1600 Summer Street
                  Stamford, Connecticut 06905
                  Attention:  Office of General Counsel
                  Facsimile:  (203) 585-6297

                  with a copy to:

                  GE Capital Consumer Card Co.
                  5300 Kings Island Drive
                  Mason, Ohio 45040
                  Attention:  President
                  Facsimile: (678) 518-3134


                  if to the Sellers to:

                  c/o Dillards, Inc.
                  1600 Cantrell Road
                  Little Rock, Arkansas 72201
                  Attention:  Chief Financial Officer
                  Facsimile:  (501) 376-5980

                  with a copy to:

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention:    Gary I. Horowitz, Esq.
                                Maripat Alpuche, Esq.
                  Facsimile:    (212) 455-2502

          Notices and other communications may also be sent to such other address or addresses as the Purchaser or the Sellers may from time to time designate by notice as provided herein, except that notices of change of address will be effective only upon receipt.

          SECTION 10.2 Expenses. (a) Except as otherwise provided herein, all legal and any other third-party costs and expenses incurred in connection herewith and the transactions contemplated by this Agreement and the Ancillary Agreements will be paid by the party incurring such expenses, except that all fees or other amounts payable to any Governmental Authority in connection with any Requisite Regulatory Approval shall be paid by the Purchaser.

          (b) Collection efforts and related expenses on all Accounts made or incurred by the Sellers prior to the Closing Date will be the responsibility of the Sellers, and all monies collected thereon prior to the Closing Date (and all monies collected on Written-Off Accounts prior to the Closing Date) shall be retained by the Sellers subject to their contractual obligations under the Securitization Documents.

          (c) The Purchaser shall be responsible for all fees of the rating agencies in connection with confirming ratings and providing approvals for the contemplated assumptions and any proposed amendments of the Securitization Documents by the Purchaser.

          (d) Subject to the Interim Processing Agreement, rents under any leases assumed by the Purchaser and other items customarily apportioned in the jurisdiction in which the real estate is situated, shall be apportioned between the Sellers and the Purchaser on a per diem basis as of the opening of business on the Closing Date.

          SECTION 10.3 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by any party to any Person without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void; provided, however, that the Purchaser may assign its rights to purchase all or any portion of the Acquired Assets hereunder to one or more of its Affiliates.

          SECTION 10.4 Entire Agreement; Amendment; Waiver. This Agreement and the Ancillary Agreements, including the Disclosure Schedule, Annexes and Schedules hereto and thereto, embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (or the other documents referred to in the preceding sentence) has been made or relied on by any party in entering into this Agreement. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

          SECTION 10.5 Counterparts. This Agreement may be executed in two or more counterparts any of which may be delivered by facsimile transmission and all of which will together constitute one and the same instrument.

          SECTION 10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

          SECTION 10.7 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS.


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


          SECTION 10.8 Severability. In case any one or more of the provisions contained herein will be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

          SECTION 10.9 No Petition. The Purchaser covenants and agrees that it will not, prior to the date that is one year and one day after the final payment of any series of investor certificates or any other series issued by the Master Trust, acquiesce, petition or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against DAF or the Master Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of DAF or the Master Trust or any substantial part of its property or ordering the winding up or liquidation of the affairs of DAF or the Master Trust.

          SECTION 10.10 Public Announcement. Except for any notice which is required by law or regulation, each of the Purchaser, on the one hand, and each Seller, on the other hand, agrees that it will not issue a press release, make any other public statement or make any statement to the Employees with respect to the transactions contemplated by this Agreement or the Ancillary Agreements without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Each of the Purchaser, on the one hand, and each Seller, on the other hand, agrees, if possible, to notify and consult with the other at least one Business Day in advance of filing any notice required by law or regulation.

          SECTION 10.11 Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, will confer on any Person, other than the parties hereto and DAF or their respective successors, any rights, remedies, obligations or liabilities; provided that the provisions of Article IX will inure to the benefit of the Indemnified Parties.

          SECTION 10.12 Post-Closing Amounts Received and Paid. From and after the Closing Date, all amounts which are received by the Sellers or any of their Affiliates in respect of any of the Acquired Assets shall be received by such Person as agent, in trust for and on behalf of the Purchaser, and following the Closing, the Parent shall, on a weekly basis, pay, or cause to be paid, by wire transfer of immediately available funds to the Purchaser all such amounts received by or paid to the Sellers or any of their Affiliates, and shall provide Purchaser information as to the nature and source of all such payments, including any invoice related thereto. All amounts received by the Purchaser or any of its Affiliates following the Closing in respect of any Excluded Assets shall be received by the Purchaser as agent, in trust for and on behalf of Sellers, and the Purchaser shall, on a weekly basis, pay or cause to be paid all such amounts over to the Parent by wire transfer of immediately available funds and shall provide the Parent information as to the nature and source of all such payments, including any invoice relating thereto.

          SECTION 10.13 Further Assurances. Each of the parties hereto shall, whenever and as often as reasonably requested to do so by another party hereto, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) the Purchase and Assumption as contemplated hereby, and (ii) the consummation of the other transactions contemplated hereby.



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          IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

                                 GE CAPITAL CONSUMER CARD CO.

                                 By /s/ Donald R. Ramon
                                    ---------------------------------
                                    Name:  Donald R. Ramon
                                    Title: Chief Operating Officer


                                 GENERAL ELECTRIC CAPITAL
                                 CORPORATION, solely for
                                 purposes of Section 5.4,
                                 Article IX and Article X


                                 By /s/ Mark W. Begor
                                    ---------------------------------
                                    Name:  Mark W. Begor
                                    Title: Vice President


                                 DILLARDS, INC.


                                 By /s/ James I. Freeman
                                    ---------------------------------
                                    Name:  James I. Freeman
                                    Title: Senior Vice President


                                 DILLARD NATIONAL BANK


                                 By /s/ Charles O. Unfried
                                    ---------------------------------
                                    Name:  Charles O. Unfried
                                    Title: Chief Executive Officer


                                      44